EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

The Travelers Companies, Inc.:

We consent to the use of our reports dated February 14, 2019, with respect to the consolidated balance sheet of The Travelers Companies, Inc. and subsidiaries as of December 31, 2018 and 2017, the related consolidated statements of income, comprehensive income, changes in shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2018, and the related notes and financial statement schedules (collectively, the consolidated financial statements), and the effectiveness of internal control over financial reporting as of December 31, 2018, which reports appear in the December 31, 2018 annual report on Form 10-K of The Travelers Companies, Inc. incorporated by reference herein.

/s/ KPMG LLP

New York, New York

November 12, 2019